                   NEWS RELEASE
Contacts: Steven J. Janusek
Executive Vice President & CFO
sjanusek@reddyice.com
800-683-4423

REDDY ICE HOLDINGS, INC.
NAMES THEODORE J. HOST
TO ITS BOARD OF DIRECTORS

NOVEMBER 16, 2005 - DALLAS, TEXAS - Reddy Ice Holdings, Inc. (NYSE: FRZ) today announced changes to the composition of its Board of Directors (the “Board”) and Board committees as part of its post-IPO corporate governance plan.

The Company announced the retirement, effective November 15, 2005, of Robert J. Fioretti and Philip M. Carpenter III from the Board and also announced that the Board approved a reduction in the size of the Board by one to 10 members and appointed Theodore J. Host to fill the resulting vacancy on the Board. The appointment was effective on November 15. The Board has determined that Mr. Host is “independent,” as defined under and required by the Federal securities laws and the rules of the New York Stock Exchange. With the addition of Mr. Host, the Board has four independent directors. In connection with Mr. Host’s appointment to the Board, the Board has revised the committee assignments of its independent directors.

Mr. Host is a private investor. From October 2001 to April 2004, Mr. Host was the CEO and Director, and from November 1999 until October 2001 was President, CEO, and a Director of Prestige Brands International, a consumer products company. Mr. Host worked with McCown DeLeeuw & Co. to create a consumer products start up company from March 1996 to November 1999. Prior thereto, Mr. Host served as the President and Chief Operating Officer, and later Chief Executive Officer, of The Scotts Company, a lawn care company. Mr. Host holds Bachelor of Arts and Master of Arts degrees in business from New York University. Mr. Host is also a director and member of the audit and compensation committees of the board of directors of GlycoGenesys, Inc.

“We thank Rob Fioretti and Phil Carpenter for their loyal service and valuable contributions to the Company as directors,” commented Chairman and Chief Executive Officer William P. Brick. “We also look forward to Ted Host joining the Board and contributing to our continuing development as a public company.”

Mr. Host will receive compensation and perquisites in accordance with policies and procedures previously approved by the Board for non-employee directors of the Company.

Company Information and Forward-Looking Statements

Reddy Ice manufactures and distributes packaged ice, serving approximately 82,000 customer locations in 31 states and the District of Columbia under the Reddy Ice brand name.

The disclosures herein include forward-looking statements. We believe the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that such expectations will occur. Forward-looking statements often include words such as “may,” “should,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “predict,” “plan,” “potential,” and “continue” and the negatives of these terms and variations of them in similar terminology. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from future results expressed or implied by the forward-looking statements.

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